EXHIBIT 99.1

For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100
For Immediate Release

PrivateBancorp, Inc. Expects Charge Against Fourth Quarter Earnings

Chicago, IL, December 6, 2006--- PrivateBancorp, Inc. (NASDAQ: PVTB) announced today it expects to incur an after-tax charge of approximately $800,000, or $0.04 per diluted share, to its fourth quarter earnings. The charge reflects a loss caused by a fraud perpetrated by an employee and anticipated costs associated with investigating the fraud. It appears that a long-time, staff-level employee in the Company’s operations department used a sequence of fraudulent transactions over a period of years to misappropriate Company funds. Based on the investigation, no clients were affected by the fraudulent transactions.

The Company is conducting a thorough investigation under the direction of the Audit Committee of the Board of Directors. The Audit Committee has engaged a team of outside specialists to assist in the investigation. The Company will vigorously pursue all avenues of recovery, including reimbursement under the Bank’s insurance bond. The conduct of the employee implicated in this matter is the subject of a federal criminal investigation.

“We are extremely disappointed by this fraudulent conduct; however, we are confident this is an isolated incident. We have given notice of loss to our insurance carrier and believe that we will recover a substantial portion of the loss as a result of our insurance coverage,” said Ralph B. Mandell, the Company’s President and Chief Executive Officer.

Separately, the Company announced that the closing of its acquisition of Piedmont Bancshares, Inc., previously expected to occur on November 30, 2006, is now expected to close prior to year-end.

PrivateBancorp, Inc. was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.9 billion as of September 30, 2006, has 14 offices located in the Chicago, Detroit, Milwaukee, and St. Louis metropolitan areas. Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website http://www.pvtb.com.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, unanticipated delays in closing the Company’s pending acquisition of Piedmont Bancshares, Inc., higher than expected costs related to the transaction, developments pertaining to the loss situation discussed above, the dollar amount of recovery, if any, on any insurance bond claim relating to the employee fraud, failure to get regulatory approval for a de novo federal savings bank in Kansas City, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, deterioration in asset quality due to an economic downturn in the greater Chicago, Detroit, Milwaukee or St. Louis metropolitan areas, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s or Piedmont’s business or unanticipated business declines, unforeseen difficulties in the continued integration of The PrivateBank - Michigan or higher than expected operational costs, unexpected difficulties in the continued integration of or in operating the Company’s mortgage banking business, competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.

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